Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS

MEDWAY, MA, July 19, 2011— Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for its second quarter ended June 25, 2011. Net sales for the second quarter of 2011 were $32.6 million compared to $27.7 million for the corresponding 2010 period. The Company reported a net loss for the second quarter of 2011 of $0.6 million, or $0.03 per diluted share, compared to a net loss of $0.4 million, or $0.02 per diluted share, reported for the corresponding 2010 period.

For the six months ended June 25, 2011, net sales were $63.6 million compared to $53.8 million for 2010. The loss for the six months ended June 25, 2011 was $0.2 million, or $0.01 per diluted share, compared to a net loss of $1.1 million, or $0.06 per diluted share, for 2010.

The 2011 results include additional litigation charges of $1.3 million and $1.6 million for the quarter and six months ended June 25, 2011, respectively, related to the Barnhard product liability judgment, primarily related to interest that is accruing at the annual rate of 9% on the judgment. As previously reported, the Company has filed an appeal of this judgment and enforcement of the judgment has been stayed during the continuance of the appellate process.

CYBEX Chairman and CEO John Aglialoro stated, “Sales grew by 18% in the quarter, continuing the trend of double-digit sales growth for the third consecutive quarter. Both U.S. and international markets were strong, led by sales of our new treadmill models, the 770T and 625T, which have been favorably received by the marketplace.”

The Company will hold a conference call today at 4:30 p.m. ET. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q2 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Net sales	$32,564	$27,672	$63,575	$53,788
Cost of sales	21,560	18,167	41,325	34,816

Gross profit	11,004	9,505	22,250	18,972
As a percentage of sales	33.8%	34.4%	35.0%	35.3%
Selling, general and administrative expenses	9,952	9,530	20,413	19,789
Litigation charge	1,288	—	1,643	—

Operating income (loss)	(236)	(25)	194	(817)
Interest expense, net	265	381	541	703

Loss before income taxes	(501)	(406)	(347)	(1,520)
Income tax expense (benefit)	54	(50)	(171)	(411)

Net loss	$(555)	$(356)	$(176)	$(1,109)

Basic and diluted net loss per share	$(0.03)	$(0.02)	$(0.01)	$(0.06)

Shares used in computing basic and diluted net loss per share	17,120	17,120	17,120	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 25, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,604	$7,030
Accounts receivable, net	16,468	18,806
Inventories	13,272	11,060
Prepaid expenses and other	1,343	1,574
Barnhard litigation related receivable	16,113	15,904

Total current assets	54,800	54,374
Property and equipment, net	28,540	29,693
Other assets	596	1,347

	$83,936	$85,414

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,520	$1,520
Accounts payable	4,588	3,913
Accrued expenses	10,904	12,856
Barnhard litigation reserve	64,405	62,696

Total current liabilities	81,417	80,985
Long-term debt	13,529	14,289
Other liabilities	4,063	5,150

Total liabilities	99,009	100,424
Stockholders’ equity (deficit)	(15,073)	(15,010)

	$83,936	$85,414

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